Exhibit 10.1

CULTIVATION MANAGEMENT AND SALES AGREEMENT

This CULTIVATION AND SALES AGREEMENT (this “Agreement”) is made and entered into as of January 22, 2021 (the “Effective Date”) by and between MJ Holdings Inc., a Nevada corporation, (“MJNE”) and MKC Development Group, LLC, a Nevada Limited Liability Company (the “COMPANY”). The parties are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, pursuant to the Regulations outlined by the Nevada Cannabis Control Board, as amended from time to time (the “Act” and together with the rules and regulations thereunder, the “RTMA”), the State of Nevada Cannabis Control Board (“CCB”) has issued MJNE a cultivation facility license pursuant to which MJNE may cultivate (grow), process, and package marijuana; and to sell marijuana to retail marijuana stores, to marijuana product manufacturing facilities, and to other cultivation facilities (the “Cultivation License”).

WHEREAS COMPANY is a company that has specialized knowledge, skills, technology, and experience in cultivation as well as brings other Cultivation experience and the management of Cultivation and regulation that can operate in Nevada and other markets.

WHEREAS COMPANY may assign a third-party management company to oversee its brands within the MJNE facility.

WHEREAS MJNE and COMPANY desire to enter into an agreement whereby MJNE retains COMPANY to provide its Cultivation of Company’s line of Products (as described in Section 3) for sale in the State of Nevada under MJNE’s Cultivation License (the “Cultivation Services”) at its facility located at 2215 E Anvil Rd, Amargosa Valley, Nevada 89020 (the “Cultivation Facility”) as hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals which are incorporated herein and part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Engagement. As of the Effective Date MJNE hereby engages Company’s, and COMPANY hereby accepts such engagement and agrees, upon the terms and conditions set forth herein, to provide the Cultivation Services pursuant to the terms and conditions set forth herein.

2. Term; Renewal; Termination.

(a) Term. This Agreement shall commence on the Effective Date and shall continue for a period of 10 years (the “Initial Term”), unless earlier terminated as provided in Section 2(c).

(b) Renewal. Upon expiration of the Initial 10-year Term and each Renewal Term (as defined), this Agreement shall automatically renew for successive five-year terms, or as the Parties otherwise agree in writing (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either Party provides the other written notice of termination at least sixty (60) days prior to the expiration of the applicable Term. The terms, covenants and conditions of any Renewal Term shall be the same as the terms, covenants, and conditions in effect immediately prior to such renewal.

(c) Termination. This Agreement may be terminated at any time upon the mutual agreement of the Parties or if a cure to any occurrence is not resolved within 15 business days from notification of such breach. Additionally, upon the occurrence of any one of the following events, either Party may terminate this Agreement prior to the end of the Initial Term or any Renewal Term by providing written notice to the other Party stating the intended date of termination: (i) subject to Section 20, any breach or default of this Agreement by the other Party which remains uncured in accordance with Section 20(a) or Section 20(b) hereof; (ii) any grossly negligent or intentional or willful misconduct by the other Party; (iii) any federal enforcement action of the type described in Section 23 against MJNE, COMPANY , or any of their respective affiliates, employees or independent contractors; (iv) any change or revocation of state or local law, regulation or licensing, which has the effect of prohibiting the legal operation of the Cultivation Facility and/or the performance of the Cultivation Services; provided, however, that any change that only impacts compliance and/or operation, or causes costs of goods to be more expensive or difficult shall not provide a basis for termination under this clause (iv); (v) CCB’s refusal to approve an application to renew, or revocation of, the Cultivation License. In the event of any termination of this Agreement pursuant to clauses (iii)-(v), the Parties shall use reasonable commercial efforts to wind down operations in an organized and efficient manner. Otherwise except for anything outlined in this paragraph COMPANY is responsible for all payment within the natural term of this agreement.

3.Cultivation Rights:

COMPANY is granted rights to develop and manage brands on behalf of MJNE to produce all COMPANY branded and managed products, these products have no limitation if they fit within what is acceptable to distribute in Nevada. Should the need arise to produce units in excess of the capacity of the existing facility both parties agree to negotiate in good faith and Cultivation will not start at an additional location not controlled by MJNE until such time as a written release or revised agreement is reached between the parties.

Obligations of COMPANY.

During the Term, COMPANY shall in furtherance of the foregoing, the performance of the Cultivation Managements Services which shall include and be subject to the following conditions to observe, abide and perform:

(a) Compliance. COMPANY shall be responsible for the (i) logistics, development, ingredient sourcing, cultivation, preparation and storage at or from the Cultivation Facility, and sale of the its Products and (ii) comply at all times with the RTMA and all applicable rules, regulations and requirements in the provision of the Cultivation Services, subject to MJNE’s good faith assistance and cooperation; provided, that MJNE has the right to require COMPANY to take any actions which MJNE deems necessary or advisable to ensure compliance with RTMA or any other applicable rules, requirements or regulations. The Parties shall cooperate and work together to take any action necessary in furtherance of, in compliance with, or otherwise in any way related to any change whatsoever in any applicable law, rule, statute, regulation, the entitlement and/or approval process, or other process or requirement related to the Cultivation Services that comes into being, occurs, accrues, becomes effective or otherwise becomes applicable or required after the Effective Date. COMPANY shall following, conform to and abide by any such changes and any compliance issue addressing and curing any noncompliance and paying any fines as a direct result; and, as to the aforementioned all such costs attendant thereto.

(b) Standard of Care. COMPANY will perform the Cultivation Services in compliance with industry practices, applicable law, permits, the terms of this Agreement and otherwise in a first-class manner (the “Standard of Care”).

(c) Packaging. COMPANY shall comply with all state required packaging approvals and include on all labeling that product is manufactured at MJNE facilities; such labeling being with the MJNE approved logo.

(d) Insurance. COMPANY shall maintain standard insurance including workers compensation insurance to insure any of COMPANY employees who get injured on the job as well as any product liability insurance in the event of consumers of COMPANY products getting sick.

Liability Insurance. During the Term, COMPANY shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring COMPANY against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the COMPANY Facility. COMPANY shall name MJNE as an additional insured under such policy. The initial amount of such insurance shall be One Million- and 00/100-U.S. Dollars (US$1,000,000.00) per occurrence. The amount and coverage of such insurance shall not limit COMPANY’s liability nor relieve COMPANY of any other obligation under this Agreement. MJNE may also obtain comprehensive public liability insurance in an amount and with coverage determined by MJNE insuring MJNE against liability arising out of ownership, operation, use or occupancy of the COMPANY Facility. The policy obtained by MJNE shall not be contributory and shall not provide primary insurance. The policy shall provide that MJNE shall be notified if there is a lapse in coverage, a pending lapse in coverage and any claim made upon such coverage. Company shall assure that MJNE receives a Certificate of Insurance within 20 days of initial coverage and upon each renewal. The insurance company(ies) providing such coverage shall be subject to the approval of MJNE; such approval shall not be unreasonably withheld.

(e) Labor Matters.

(i) COMPANY may utilize subcontractors to provide any of the Cultivation Services so long as such subcontractors are selected by COMPANY with reasonable care and COMPANY has reasonable assurances that such subcontractors can perform the Cultivation Services pursuant to the requirements of this Agreement, including the Standard of Care; provided, however, that no such utilization will relieve COMPANY of any of its obligations or liabilities under this Agreement. Neither COMPANY nor the employees, contractors, or agents of COMPANY providing Cultivation Services hereunder will be considered employees of MJNE for any purpose. COMPANY will be solely responsible for all matters pertaining to the employment, supervision, compensation, promotion, termination, daily direction, and control of its employees.

(ii) COMPANY is responsible for payment of all compensation, benefits and employer taxes related to such persons and/or any fines related to noncompliance. In furtherance and not in limitation of the foregoing, COMPANY represents and warrants to MJNE that it will use the Standard of Care (i) to obtain and maintain all permits, certificates and licenses necessary for COMPANY to provide for the employment of its employees and independent contractors as may be required under the applicable laws of the State of Nevada, and (ii) to comply with (A) all applicable laws relating to hiring practices, workplace safety and health, payment of wages and overtime, employee benefits, and employment discrimination, (B) the Immigration Reform and Control Act of 1986, and (C) all other applicable laws governing the employment relationship between COMPANY and its employees.

(iii) Company shall use the Standard of Care to (i) provide reasonable health protection and safety equipment to all of its employees and independent contractors at the Cultivation Facility; (ii) direct its employees and independent contractors to properly dress at the Cultivation Facility, including without limitation wear closed-toe shoes; (iii) prohibit horseplay, roughhousing, or sports play in the Cultivation Facility; (iv) train its employees and independent contractors in proper safety procedures and the Policies and Procedures.

(f) Policies and Procedures. COMPANY shall comply with all policies and procedures as may be communicated to COMPANY by MJNE from time to time, including, without limitation, the policies and procedures set forth on Exhibit A attached hereto, and the sexual harassment rules adopted by MJNE (collectively, the “Policies and Procedures”). COMPANY shall provide MJNE a copy of any written operations manual including all standard operating procedures for its processes at the Cultivation Facility, and any amendments thereto.

(g) Use and Maintenance of the Cultivation Facility.

(i) MJNE shall permit COMPANY with up to 10 acres, in which 6 acres can be used for cultivation grow.

(ii) Compliance and security charge of Ten Thousand and 00/100 Dollars ($10,000.00) per month. MJNE hereby acknowledges receipt of the Certificate of Occupancy from Nye County for COMPANY’s facility; Compliance is limited to review and oversight to audit compliance under local and state laws for cannabis operations.

(iii) COMPANY shall be responsible for all maintenance of their permitted 10 acres.

(h) Supplies, Equipment and Tools. COMPANY shall be responsible for the selection, purchase and acquisition of all supplies, equipment and tools required to product (the “Equipment”), which Equipment shall remain the property of COMPANY. COMPANY shall use commercially reasonable efforts to mark or otherwise designate its Equipment as its property and shall maintain an accurate record identifying its property. COMPANY shall have the right to attach at its own cost cultivation structures, and equipment if it meets the requirements of the CCB as pertaining to the Cultivation of goods. COMPANY must provide equipment specifications and plans and provide MJNE with all copies of documents required to be submitted to the state for approval with MJNE’s assistance if needed.

(i) Testing. COMPANY shall cooperate with MJNE to implement all actions necessary for Product testing and analytics for all Products produced and developed at the Cultivation Facility by COMPANY to ensure compliance with the RTMA and all other applicable rules, regulations, requirements, and laws. MJNE shall facilitate the testing of Products by a duly licensed laboratory or testing provider, provided that COMPANY shall pay all costs and expenses related to that testing. Each Party shall be provided copies of the results of any Product testing.

(j) Sales Records and Reporting. COMPANY shall comply with all GAPP accounting and maintain accurate records of all Product sales and shall, and at least once per calendar month, on or before the 15th of the following month, provide MJNE with a detailed report thereof. Product sales and all pertinent data shall be input through the State required Metric system and be subjected to audits.

(k) Agent Cards. COMPANY shall cooperate with MJNE to implement all actions necessary to ensure that, prior to commencing work at the Cultivation Facility, all employees and independent contractors of COMPANY have acquired and maintain, in good standing at all times, a marijuana agent card (“Agent Card”); provided, however, that the Parties acknowledge and agree that MJNE shall be responsible for the online filing of all applications for the acquisition or renewal of Agent Cards, upon request of COMPANY. COMPANY shall provide MJNE with all materials and information required for such online filing at least 30 days prior to the required filing date for renewals. COMPANY shall pay all costs, fees and expenses related to the Agent Cards for its employees and independent contractors of the Cultivation Facility. COMPANY shall ensure that each employee has a sheriff’s card to stay in compliance with CCB rules and regulations.

(l) Access. MJNE shall provide such access to the Cultivation Facility to COMPANY as COMPANY deems necessary and appropriate to allow it to provide the Cultivation Services and shall ensure that other guests at the Cultivation Facility shall be kept to a minimum. COMPANY shall ensure that all its guests at the Cultivation Facility are always escorted by an authorized and appropriate agent of COMPANY.

(m) Security. COMPANY shall install and maintain at the Cultivation Facility, at its sole expense, such fences, walls, doors, locks, security systems, camera systems, fire alarms and other security apparatus, including, without limitation, intrusion and motion detection, panic buttons, duress alarm and internal and external video surveillance as may be necessary to meet the requirements of Nevada laws, or as may be directed by DOT, or any other regulatory body with authority over the Cultivation Facility.

(n) Marketing. COMPANY shall have the right to develop, direct, maintain, and expand the marketing, branding, and pricing strategies for all products produced by COMPANY at the Cultivation Facility, or otherwise, subject to compliance with applicable rules, regulations, and requirements. The foregoing notwithstanding, MJNE shall have the right to approve in advance all packaging and product representation and claims.

(o) Records. COMPANY shall maintain accurate records at the Cultivation Facility related to the provision of Cultivation Services, including, without limitation, financial records, sales reports, sales invoices, maintenance of all required Agent Cards, human resources, and safety records. COMPANY shall maintain sales and cost accounting records and supporting documentation for at least five (5) years after the pertinent period. COMPANY shall use reasonable efforts to maintain its records in readily accessible electronic format. Upon reasonable advance notice, and during normal business hours, MJNE or an agent designated by MJNE shall have access to such records and supporting documentation to the extent sufficient to audit such materials and to assess and verify the Gross Revenues under this Agreement. MJNE shall have the right to review the sales records and supporting documentation records with respect to the Cultivation Services. Any such review shall be solely the expense of MJNE and shall not occur more frequently than quarterly. COMPANY must use the accounting and tracking system required by the CCB which is currently Metrc. All sales must be accompanied by a sales report, delivery manifest and cash receipts.

4. Deposits, Security & Compliance, Royalties, Expenses and Cultivation Management Fees. All payments are in U.S. Dollars.

A Deposits: Company shall pay $600,000 as a non-refundable fee as an advance against the royalties, a security deposit of $10,000 to be held against the last month’s obligations and $10,000 first month’s payment to be applied against the first month’s rent. These fees and payments totaling $620,000.00 U.S. are due upon execution hereto.

B Security and Compliance: Company shall pay MJNE $10,000 on the first of the month, each and every month for Security and Compliance expenses incurred by MJNE. MJNE may deduct this obligation from funds that it is holding on Company’s behalf. Any amounts not paid by the 10th of the month shall be considered past due and shall incur a late fee of $500.00. The cost of security and compliance shall be increased by MJNE each year based on regional cost of living increase but, not less than 1.5% per year and not more than 10% in any 5-year period.

C. Royalty: Company shall pay MJNE a Royalty of 10% of Gross Revenue less applicable taxes (Net Sales Revenue) on all sales of Product by Company. Such payments are due and payable by Company upon sale of Product regardless of whether the purchaser has paid all or any part of the purchase price. Company is entitled to a credit or credits for any authorized return. Company is entitled to a credit for the advance or Royalties to the extent such credit remains unused.

D. Cultivation Management Fee: MJNE shall allocate 90% of Net Sales Revenue to Company as the Management Fee.

E. Expenses: From Company’s Management Fee, MJNE shall deduct all of its direct expenses (see Section 6, below) including the cost of testing, delivery of product, pick-up and processing of payments and any other reasonable cost or fee and, as well any late fee, interest or other obligation due from Company to MJNE.

F. Minimum Royalty: Notwithstanding anything to the contrary, Company shall, after the first two (2) years from execution of this Agreement, be responsible to pay to MJNE a minimum Royalty of $83,000.00 per month.

All payments are due on the first of every month and the balance adjusted at the end of the month, once MJNE’s portion of the revenues exceed the minimum guarantee and cost reimbursements. For the sake of clarity, proceeds shall be deemed “earned” by MJNE at the time an order is delivered from the Facility, regardless of any payment terms which may be offered by COMPANY. Payments to MJNE are due when earned/booked by Company, regardless of collection of payment by purchaser of Product.

5. Sales; Collections; and Payments. COMPANY shall conduct its own sales on behalf of MJNE. All sales shall be timely and properly recorded/data entered into the sales tracking system and MJNE will arrange for collection of sales proceeds via third partry currier; notwithstanding, MJNE is not responsible for such collections in the event of non-payment or dispute. Notwithstanding payment, MJNE is required to remit taxes as promulgated by the State on the sales of all Product/Cultivation goods and for any Product sold, these taxes are required to be collected by MJNE and held for timely remittance and paid notwithstanding that payment from he purchaser has not yet been made, cleared or paid in full. To the extent that MJNE has paid taxes on behalf of Company, Company is responsible to reimburse MJNE via direct payment or by a reduction from the Cultivation Management Fee that would otherwise be payable. Should there be insufficient credits held by MJNE to cover such reimbursement then Company shall remit said funds to MJNE immediately. Any sale of Product by COMPANY shall only be made to a licensed marijuana dispensary, production facility, or Cultivation facility in accordance with the Cultivation License. COMPANY and MJNE shall work together in good faith to comply with GAAP accounting and the record keeping and inventory tracking requirements established by the RTMA and this Agreement. COMPANY shall deliver accurate reports to MJNE of all Product sales. MJNE shall deliver accurate reports to COMPANY of all sales relevant to his Agreement arranged by MJNE.

6. Costs and Expenses.

(a) COMPANY shall be solely responsible for all its costs and expenses necessary to perform the Cultivation Management Services as contemplated by this Agreement, including, without limitation, all materials, equipment, vehicles, mobile phones, computers, and labor, including, without limitation, all wages, benefits (if any), taxes, withholding, workers’ compensation insurance, payroll processing, uniforms, tools, training and education, and all other employee-related costs.

(b) MJNE may invoice COMPANY for its reasonable cost on any expenses related any direct out of pocket cost spent on COMPANY operations plus 20% administrative expenses if these fees are not paid within 15 days. These expenses may include items that are a direct cost to MJNE from COMPANY’s operation such as lab test and delivery services. MJNE invoices to Company are due and payable within 14 calendar days of receipt by Company unless such invoice is for an amount in excess of $2,000; in each such case that invoice shall be due and payable within 10 calendar days and, if not then timely paid, may be deducted from net revenues being held by MJNE and that would otherwise be due to Company.

7. Confidential Information.

(a) Definition. “Confidential Information” means nonpublic information that one Party (the “Disclosing Party”) designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including, but not limited to: all (i) financial, operational, and other information relating to the Disclosing Party; (ii) confidential information and trade secrets of the Disclosing Party; (iii) lists of customers or referral sources; (iv) business, financial, and other information received from a customer or any other third party that the Disclosing Party is obligated to treat as confidential; (v) financial statements and other financial information; (vi) any present or future business or strategic plans, services, trade secrets, designs, recipes, processes, procedures, or other business or technical information of the Disclosing Party; and (vii) any other information designated, either orally, in writing, or by any other means, as confidential. Confidential Information does not include information that: (x) is or becomes generally available to the public other than because of a disclosure by the Party receiving such information (the “Receiving Party”); (y) was in the Receiving Party’s possession prior to disclosure by Disclosing Party as shown by written records of the Receiving Party dated prior to the date of this Agreement.

(b) Confidentiality Obligations. The Receiving Party agrees: (i) to hold all Confidential Information in strict confidence and to take commercially reasonable precautions to protect the confidentiality of such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential or proprietary materials of any kind); (ii) not to divulge any Confidential Information or any information derived therefrom to any third person without the express prior written consent of the Disclosing Party, which may be granted or withheld at the Disclosing Party’s sole discretion, or unless compelled to do so by a court of competent jurisdiction or regulatory authority, and then only after providing the Disclosing Party, to the extent allowable under law or regulation, with an opportunity to enjoin the disclosure; and (iii) not to encourage or facilitate any third party to do any of the actions prohibited in the foregoing items.

(c) Return of Confidential Information. It is further understood that all Confidential Information provided by the Disclosing Party to the Receiving Party remains the sole property of Disclosing Party, and upon written request shall immediately be returned by the Receiving Party, together with all copies.

(d) Enforcement. Each Receiving Party agrees that, in the event of any breach of this Agreement by it, such breach will cause irreparable harm to the Disclosing Party, and monetary damages will not be sufficient or may not be adequately quantified, and as such, the Disclosing Party shall be entitled to specific performance, injunctive relief, or other equitable remedies as may be available to it, which remedies shall be cumulative and non-exclusive, and in addition to such other remedies as it may otherwise have at law or in equity.

8. Representations and Warranties. The Parties respectively represent and warrant to each other that: (a) it is duly organized, validly existing and in good standing as a limited liability company or corporation under the laws of the state of its domicile; (b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (d) when executed and delivered that Party, this Agreement will constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms. MJNE further represents and warrants that: (x) it is the holder of the Cultivation License; (y) the Cultivation License is duly and validly issued, and shall be maintained during the entire Term; and (z) the parties’ respective rights and obligations under this Agreement are permissive activities under the MJNE’s Cultivation License.

9. Indemnification. For purposes of this Agreement, the term “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party. Each Party (respectively an “Indemnifying Party”) shall indemnify and save harmless the other Party and its agents, officers, directors, members, managers, directors, employees, and Affiliates (each an “Indemnified Party”) from and against any and all actions, claims, costs (including attorneys’ fees), fines, damages, judgments, and liabilities whatsoever, including without limitation any product liability claims, in law or equity, arising out of or caused by (a) any breach by the Indemnifying Party of this Agreement, (b) the Indemnifying Party’s operations at the Cultivation Facility or performance as contemplated under this Agreement, (c) obligations that either Indemnifying Party is alleged to have or have had with respect to Indemnifying Party’s employees to make payments, contributions or withholdings under any applicable federal, state or local laws pertaining to workers’ compensation, unemployment, social security or income or other taxes, (d) any and all claims against Indemnified Party of whatever nature arising from any act, omission or negligence of Indemnifying Party, its contractors, licensees, agents, servants, employees, invitees, or visitors, arising from any accident, injury, damage or any other reason, (e) any claims, suits, charges, proceedings or actions for workers’ compensation benefits or awards filed against Indemnified Party by or concerning Indemnifying Party’s employees, (f) any grossly negligent acts, omissions or deliberate, willful or intentional misconduct or malfeasance, of Indemnifying Party’s employees while performing services or other obligations contemplated under this Agreement; and (g) any damage to the Cultivation Facility caused by Indemnifying Party’s gross negligence or willful misconduct.

10. Inspections and Audits. The Parties acknowledge and agree that the Cultivation Facility may be subject to inspection by CCB and that CCB may perform audits of all activities licensed under Nevada Law. As such, the Parties agree to fully cooperate in good faith with any such inspection or audits. MJNE shall have the right to inspect and direct corrections at the Cultivation Facility at any time without prior notice or consent.

11. Taxes. Each of the Parties shall be responsible for its own taxes (including all personal property taxes) that are incurred as a result of that Party’s activities pursuant to this Agreement, and no Party shall be liable to any other Party for contribution or otherwise related to the payment of any taxes. Any taxes imposed shall be paid at the level they are imposed.

12. Limited MJNE License; No Other Intellectual Property Licenses.

(a) MJNE hereby grants COMPANY a limited, royalty free, license to use its name, trademarks, and other trade dress in the performance of the Cultivation Services in the State of Nevada during the Term. Except for the foregoing license, nothing herein shall be construed or interpreted as to give COMPANY any right, title, interest, or license to use any intellectual property of MJNE or any of its Affiliates. Apart from the license granted in this section, COMPANY shall not use MJNE’s name or brand in any way without the prior written consent of COMPANY. Any authority granted to Company hereby may be revoked by MJNE upon commercially reasonable notice being given.

(b) Nothing herein shall be construed or interpreted as to give MJNE any right, title, interest, or license to use any intellectual property of COMPANY or any of its Affiliates. MJNE shall not use the COMPANY name or brand in any way without the prior written consent of COMPANY.

13. Events of Default.

(a) Events of Default by COMPANY. COMPANY shall be in default hereunder if any one or more of the following events happen, and COMPANY fails to cure such default within 30 days following written notice from MJNE (or such lesser period of time required under Nevada laws): (i) COMPANY fails to act in accordance to the DOT Rules, local, state or federal law (to the extent the Federal Controlled Substances Act does not conflict with the RTMA); (ii) the filing by COMPANY of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by COMPANY indicating consent to, approval of, or acquiescence in, any such petition or proceeding or face involuntary bankruptcy; (iii) the application by COMPANY or the consent or acquiescence of COMPANY in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; (iv) the making by COMPANY of a general assignment for the benefit of creditors; (v) the inability of COMPANY or the admission of COMPANY in writing of its inability to pay its debts as they mature; (vi) the filing of an involuntary petition against COMPANY seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for COMPANY for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of COMPANY and the continuance of such for 120 days undismissed or undischarged; or (vii) the failure by COMPANY to perform or comply with any material covenant or agreement in this Agreement.

(b) Events of Default by MJNE. MJNE shall be in default hereunder if any one or more of the following events happen, and MJNE fails to cure such default within 30 days following written notice from COMPANY (or such lesser period of time required under Nevada laws): (i) MJNE fails to act in accordance the CCB Rules, local, state or federal law (to the extent the Federal Controlled Substances Act does not conflict with the RTMA); (ii) the filing by MJNE of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by MJNE indicating consent to, approval of, or acquiescence in, any such petition or proceeding or face involuntary bankruptcy; (iii) the application by MJNE or the consent or acquiescence of MJNE in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; (iv) the making by MJNE of a general assignment for the benefit of creditors; (v) the inability of MJNE or the admission of MJNE in writing of its inability to pay its debts as they mature; (vi) the filing of an involuntary petition against MJNE seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for MJNE for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of MJNE and the continuance of such for 120 days undismissed or undischarged; or (vii) the failure by MJNE to perform or comply with any material covenant or agreement in this Agreement.

14. Notices. The Parties acknowledge and agree that any notice required under this Agreement shall be given in writing and shall be delivered personally, via overnight delivery service with tracking, email, or by certified mail, postage prepaid, addressed to the Party for whom intended as follows:

(a) To MKC Development Group, LLC

________________

________________

(b) To MJ Holdings INC

7320 S Rainbow Blvd

Las Vegas, Nevada 89139

Attn: Paris Balaouras

Email: Paris@mjholdingsinc.com

15. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Assignment. Neither Party may assign, transfer, or convey this Agreement, in whole or in part, without the express prior written consent of the other Party. Any attempted assignment of this Agreement by a Party without the prior written consent of the other Party shall be considered void. Any such assignment and written consent shall be attached to this Agreement and shall be incorporated herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. Severability. In the event any one or more provisions of this Agreement or of any instrument or other document delivered pursuant hereto or in connection herewith shall, for any reason, be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other instrument or document, and this Agreement and such other instruments and documents shall be interpreted and construed as if such invalid, illegal or unenforceable provision had never been contained therein.

18. Governing Law. This Agreement shall be governed, interpreted, performed, and enforced solely in accordance with the laws of the State of Nevada, without reference to principles of conflicts of law.

19. Neutral Interpretation. The Parties acknowledge and agree that they have both participated in the negotiation of this Agreement and its terms and have had the opportunity to have this Agreement reviewed by an attorney of their choosing. The Parties agree that no rules of construction or interpretation shall be applied to this Agreement that would favor one party over the other, and that the Agreement shall be interpreted neutrally. All headings and captions are provided for convenience of the reader only and shall not imply any interpretation of the following subject matter in and of themselves.

20. Dispute Resolution. The parties agree to discuss in good faith any alleged default described in Sections 14(a)(vii) or 14(b)(vii) (each generally constituting a failure to abide the terms of this agreement) telephonically within forty-eight (48) hours of that notice of the alleged breach is received by the other party. If the alleged issue is not then resolved, then the parties agree to meet in person within seven (7) days to attempt in good faith to resolve the issue. If the issue persists, then the parties shall resolve the dispute as set forth below. The foregoing shall not preclude any party seeking interim emergency injunctive relief.

(a) Mediation. Except if emergency injunctive relief is required, any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”) that cannot be settled through negotiation shall be mediated by the parties before a single mediator in Clark County, Nevada, or any other place agreed to by the Parties. Any party to this Agreement may involve the right to mediation set forth in this Section 20 (a) by sending written notice to the other party or parties of such invocation and setting forth in adequate detail the nature of the matter to be mediated. The parties to the mediation jointly shall appoint the mediator within 15 calendar days of receipt of the written notice. The mediation proceedings shall commence and be diligently pursued by the parties to this Agreement within 15 calendar days of the appointment of the mediator. Each party to the mediation shall bear its own cost and expense incurred with respect to the mediation. The cost of the mediator and the mediation procedure shall be borne equally by the parties to the mediation.

(b) Arbitration. Any Dispute that cannot be settled or resolved by negotiation or through mediation to the satisfaction of all parties to the mediation within 90 days of the notice of the invocation of mediation pursuant to Section 20(a) above shall be resolved through binding arbitration. Any party may have the right to arbitration set forth in this Section 20(b) by sending written notice to the other party or parties of such invocation. The parties shall name a single arbitrator within 20 calendar days after such written notice. If the parties fail to select an arbitrator, then each party shall designate a third-party attorney duly licensed and in good standing in the state of Nevada, which two designees shall together designate a third person, duly licensed in the state Nevada, which person shall be the arbitrator. If those designees cannot agree on an arbitrator, then the arbitrator shall be selected in accordance with then existing rules and processes of the American Arbitration Association (“AAA”). The arbitrator shall render a decision within 60 calendar days after his or her appointment and shall conduct all proceedings pursuant to the then existing rules of AAA governing commercial transactions, to the extent such rules are not inconsistent with Nevada law and this Agreement. The cost of the arbitration procedure shall be borne by the losing party or, if the decision is not clearly in favor of one party or the other, then such costs shall be borne as determined by the arbitrator. The arbitration procedure provided for in this Agreement shall be binding arbitration and shall be the sole and exclusive remedy for any applicable Dispute.

Limitations on Damages. Except for damages resulting from a breach of the confidentiality requirements of Section 7, and/or legal fees and other costs, in no event shall either Party be liable to the other for any amount of damages exceeding the greater of $50,000 or the amount received by the liable Party under this Agreement during the preceding six (6) months.

21. Venue. Any arbitration or other action to enforce or interpret this Agreement shall be in Clark County, Nevada.

22. Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

23. Federal Government Action. The Parties acknowledge that they are aware of and fully understand that despite the State of Nevada’s marijuana laws and the terms and conditions of this Agreement, Nevada licensed marijuana cultivators, transporters, distributors, or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of federal arrest, seizure, or prosecution associated with the Parties’ activities described in this Agreement, the Parties agree to hold each other harmless and agree to be individually responsible for any attorneys’ fees associated with defending such actions. The Parties also agree to waive illegality as a defense to any contract enforcement action related to this Agreement.

24. Relationship of the Parties. This Agreement does not create any partnership or joint venture between the Parties. COMPANY shall be an independent contractor pursuant to this Agreement. Except as set forth in Section 5, neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

25. Further Assurances. Each Party will execute and deliver such further instruments and COMPANY such further action as may be required to carry out the intent and purpose of this Agreement.

26. Entire Agreement. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all other negotiations, agreements, representations, and covenants, oral or written. All the Recitals hereto are hereby incorporated within the Agreement. In the event of any conflict between this Agreement and any other Agreement between the parties, the terms and provisions of this Agreement shall control, unless specifically varied by a subsequent Agreement.

27. Counterpart Execution. The Parties may execute this Agreement in counterparts, all of which, when considered together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties have caused this Cultivation Services Agreement to be duly executed and delivered by their authorized representatives as of the Effective Date.

MJ HOLDINGS INC:

By:
Name:	Paris Balaouras
Title:	CCO

MKC DEVELOPMENT GROUP, LLC:

By:
Name:	Chris Voong
Title:

By:
Name:	Jiang Hui He
Title:

EXHIBIT A

POLICIES AND PROCEDURES